Exhibit 99.1

Silvia, Inc. Begins Trading on Nasdaq Under New Ticker “SVIA”

September 22, 2026

NEW YORK--(BUSINESS WIRE)--Sep. 22, 2026-- Silvia, Inc. (Nasdaq: SVIA) (the “Company”), formerly ProCap Financial, Inc., the first publicly traded agentic finance firm, today announced that its corporate name change to Silvia, Inc. is effective and that its common stock and warrants begin trading today on the Nasdaq Global Market under the new ticker symbols “SVIA” and “SVIAW,” respectively. The common stock and warrants previously traded under “BRR” and “BRRWW.”

The name change, first announced on September 17, 2026, aligns the public company with Silvia, its AI agent lab focused exclusively on finance and the platform through which the Company delivers its products to independent investors.

“Our mission is to help independent investors make money. Silvia is the product doing that work every day, and starting today it is the name on the ticker too. Same team, same mission, one name,” said Anthony Pompliano, Chairman and CEO of Silvia.

What holders should know:

- The Company’s website is now www.silvia.com. Investor relations materials are available at investors.silvia.com.
- No action is required by stockholders or warrant holders. Outstanding stock and warrant certificates remain valid and do not need to be exchanged. Shares and warrants held in book entry or street name are updated automatically.
- The Company’s legal entity, board of directors, management team, and operations are unchanged. The name and ticker changes have no effect on the rights of stockholders or warrant holders or on any of the Company’s contractual obligations.

About Silvia

Silvia, Inc., formerly ProCap Financial, Inc., is the first publicly traded agentic finance firm. The Company's mission is to help independent investors make money. Founded in 2025, the Company raised more than $750 million from leading investors and is traded on Nasdaq under the symbol SVIA. Visit the Company’s website for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s website transition and the Company’s strategy. These statements are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in the Company’s most recent SEC filings. We caution readers not to place undue reliance on forward-looking statements, which reflect our views only as of the date of this release. We undertake no obligation to update such statements, except as required by law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20260922567801/en/

MEDIA CONTACT
press@cfosilvia.com

INVESTOR CONTACT
Investors@cfosilvia.com

Source: Silvia, Inc.